EXHIBIT 99.1

Investor Contacts: Antonella Franzen +1-609-720-4665 afranzen@tyco.com Leila Peters +1-609-720-4545 lpeters@tyco.com	Media Contact: Stephen Wasdick +1-609-806-2262 swasdick@tyco.com

FOR IMMEDIATE RELEASE

TYCO COMPLETES MOVE OF GLOBAL HEADQUARTERS TO IRELAND

CORK, Ireland, Nov. 17, 2014 /PRNewswire/ — Tyco International plc (NYSE: TYC) today announced the completion of the merger between Tyco International Ltd. and its wholly owned subsidiary, Tyco International plc, a company incorporated under the laws of Ireland. As a result of the merger, each shareholder of Tyco International Ltd. received one share of Tyco International plc for each share of Tyco International Ltd. held immediately prior to the merger.

Tyco also announced that its new global headquarters is located in Cork, at the same site as its global business services center, which was established earlier this year. Tyco expects to hire an estimated 600 employees in Cork over the next three years, bringing its total employment in Ireland to approximately 700.

ABOUT TYCO

Tyco (NYSE: TYC) is the world’s largest pure-play fire protection and security company. Tyco provides more than three million customers around the globe with the latest fire protection and security products and services. A company with $10+ billion in annual revenue, Tyco has over 57,000 employees in more than 900 locations across 50 countries serving various end markets, including commercial, institutional, governmental, retail, industrial, energy, residential and small business. For more information, visit www.tyco.com.

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